Exhibit 99.1

Innovus Pharma Enters $1 Billion Worldwide Nasal Steroid Market with the Acquisition of FlutiCare™ (Fluticasone Propionate Nasal) Over The Counter (“OTC”) Rights from Novalere

- Transformative acquisition establishes Innovus's position as a leading respiratory OTC Pharmaceutical Company
- Adds significant potential revenue and net sales upon the approval of the U.S. Abbreviated New Drug Application (“ANDA”) for FlutiCare™ compared to recent Company guidance
- The Company expects potential significant growth in net sales, EBITDA, non-GAAP earnings and cash flow following ANDA approval
- Strong fundamental returns – potential return on the Company’s invested capital estimated to exceed cost of capital by 2016-2017
- Directly leverages Innovus's existing infrastructure and expertise in the OTC retail and online space
- Fluticasone propionate nasal spray (“FPNS”) is the #1 most prescribed nasal steroid in the U.S. since 2007, with more than 150 million units sold
- FlutiCareTM is a nasal spray in the form that has been the #1 prescribed nasal spray to patients in the US for more than five consecutive years
-  More than 40 million units of FlutiCare™ nasal spray product form have been sold in the U.S. in 2014
- Innovus plans to expand internationally with FlutiCare™ and launch in additional countries subject to regulatory approval
- Following the merger, Novalere will become a wholly-owned subsidiary of Innovus Pharma

San Diego, CA – February 5, 2015 -- Innovus Pharmaceuticals, Inc. ("Innovus Pharma") (OTCQB: INNV), an emerging commercial stage pharmaceutical company that delivers safe, innovative and effective over-the counter medicine and consumer care products to improve men and women's health and vitality, announced today that it acquired the worldwide rights to the Fluticare™ brand (Fluticasone propionate nasal spray) from Novalere FP., Inc. (“Novalere”) through a merger.

Innovus Pharma expects that the ANDA may be approved by the end of 2015 or in the first half of 2016 by the U.S. Food and Drug Administration (“FDA”).  An ANDA is an Abbreviated New Drug Application reviewed and approved by the Office of Generic Drugs of the FDA for a generic version of a currently approved drug.

“This transaction is transformative for Innovus. The nasal steroid market in the United States is undergoing a revolution with the expected launch of fluticasone propionate nasal spray in the U.S., transitioning this market to an Over-the-Counter (“OTC”) market,” said Bassam Damaj, the President and Chief Executive Officer of Innovus Pharma. “We expect to play a significant role in this market and hopefully in other markets throughout the world by proposing to consumers an alternative product using the product form they have been used to as a prescription medicine for years. Access to the same product form for consumers may support better compliance and better outcome for consumers; many of them use the nasal spray on a continuous basis because they have a chronic condition.”

“There is significant synergy between the potential of FlutiCare™ and the growing infrastructure Innovus Pharma is building both domestically and internationally. We expect that our capabilities and infrastructure together with the investor support will take Innovus to the next level as a growing profitable OTC company,” he continued.

 About FlutiCare™

Fluticasone propionate 50 mcg spray, is the No. 1 prescribed allergy treatment ingredient1 for temporary relief of the symptoms of hay fever or upper respiratory allergies.2

Roughly 50 million people in the United States suffer from nasal allergies3, and allergies take a toll on sufferers:

●	Nasal allergies can lead to fatigue, sleep disturbances, learning and attention problems and impaired function at work and/or school.4

●	70 percent of sufferers treat their symptoms with prescription or OTC treatments5; however, 50 percent of them report they are not completely satisfied with their current method of treatment.6

Fluticasone propionate has helped more allergy sufferers than any other nasal spray and has a well-established safety profile with 30 million accumulated patient years since it was first approved as a prescription medicine in 1994.7

About Innovus Pharmaceuticals, Inc.

Headquartered in San Diego, Innovus Pharma is an emerging leader in OTC and consumer products for men's and women's health and vitality. The company generates revenues from its lead products Zestra® for female arousal and EjectDelay® for premature ejaculation and has a total of five marketed products in this space, including Sensum+® for the indication of reduced penile sensitivity, (for sales outside the U.S. only), Zestra Glide®, Vesele® for promoting sexual and cognitive health and Androferti® (in the US and Canada) to support overall male reproductive health and sperm quality.

For more information, go to www.innovuspharma.com, www.zestra.com; www.ejectdelay.com; www.myvesele.com; www.sensumplus.com; www.myadroferti.com

About Novalere F.P., Inc.

Based in Boston, MA Novalere FP is a consumer healthcare company developing and commercializing differentiated non-prescription products.

References

1.        Sur D, et al. Treatment of Allergic Rhinitis. American Family Physician.  Volume 81, Number 12, June 15, 2010.

2.     American College of Allergy, Asthma and Immunology: Allergy facts. Available at http://www.acaai.org/allergist/news/Pages/Allergy_Facts.aspx. Accessed July 2014.

3.     American College of Allergy, Asthma and Immunology: Allergic diseases and cognitive impairment. Available at http://www.acaai.org/allergist/allergies/Types/rhinitis/Pages/allergic-diseases-cognitive-impairment.aspx. Accessed July 2014.

4.     Academy of Allergy and Asthma in Primary Care: National impact of allergies. Available at http://www.aaapc.us/wp-content/uploads/2013/01/National-Impact-of-Allergies.pdf. Accessed July 2014.

5.     Scadding G, Punekar Y. EAACI 2006, Abstract 742.

6.     New Survey Reveals Many Patients Want More from Their Allergy Medication. Asthma and Allergy Foundation of America. Available at: http://www.aafa.org/display.cfm?id=7&sub=92&cont=529. Accessed April 24, 2014.

7.     Data on file.

Innovus Pharma's Forward-Looking Safe Harbor

Statements under the Private Securities Litigation Reform Act, as amended: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described for a variety of reasons that are outside the control of the company, including, but not limited to, receiving patent protection for any of its products, receiving approval of the ANDA in the U.S. or to be compliant with the requirements of any relevant regulatory authority relating to Fluticare™, to successfully commercialize this product and other products and to achieve its other development, commercialization, financial and staffing objectives. Readers are cautioned not to place undue reliance on these forward-looking statements as actual results could differ materially from the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the company's most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q and other filings made with the SEC. Copies of these reports are available from the SEC's website or without charge from the Company.

Contact:
Lynnette Dillen, EVP and CFO
ir@innovuspharma.com
858.964-5123